Exhibit 4.37

This is an English Translation

Equity Transfer Agreement

Transferor: ZHU JUN (hereinafter “Party A”); Identity Card Number:                     ; Passport Number:                     ; Domicile Address: No.1, Lane 1264, Fuxingzhong Road, Xuhui District, Shanghai

Transferee: JI WEI (hereinafter “Party B”); Identity Card Number:                     ; Passport Number:                     ; Domicile Address: Back Building, 2F, No. 12, Lane 424, Huimin Road, Yangpu District, Shanghai

Shanghai The9 Information Technology Co., Ltd. (the “Target Company”) has a registered capital of RMB23 million, to which Party A has contributed RMB14.72 million, accounting for 64% thereof. According to the relevant laws and regulations, Party A and Party B have reached the following agreement after friendly consultation:

ARTICLE ONE TRANSFER TARGET AND TRANSFER PRICE

1. Party A shall transfer its 64% equity interest in the Target Company to Party B with a consideration of RMB14.72 million.

2. Other rights affiliated to the equity interests shall be transferred together with the transfer of such equity interests.

3. The Transferee shall pay the equity transfer consideration in full to the Transferor within three days following the date of this Agreement.

ARTICLE TWO UNDERTAKING AND WARRANTY

Party A warrants that the equity interests to be transferred to Party B under Article One hereof are legally owned by Party A. Party A has the full and effective right to dispose of such equity interests. Party A warrants that the equity interests to be transferred are free from any pledge or other security right and from any recourse by a third party.

ARTICLE THREE DEFAULT LIABILITY

In case either party breaches this Agreement, the non-breaching party shall be entitled to release this Agreement and require the breaching party to pay RMB1 million as liquidated damages.

ARTICLE FOUR DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the relevant PRC laws. Any dispute arising from or in connection with this Agreement shall be resolved through friendly consultation between both parties. If such dispute can not be resolved through consultation, it shall be referred to the People’s Court for litigation directly.

ARTICLE FIVE MISCELLANEOUS

1. This Agreement shall have three original sets, with each party hereto holding one set and the Target Company holding one set for the purpose of handling relevant formalities.

2. This Agreement shall take effect upon the execution of both parties.

[No Text Below]

/s/ Wong Lup Soon and Chop of Notary Public is affixed

[Signature Page of “Equity Transfer Agreement”]

Party A		Witnessed by

/s/ ZHU JUN	25.10. 2011	/s/ WONG LUP SOON
ZHU JUN		Notary Public
Chop of Notary Public is affixed

Party B

/s/ JI WEI
JI WEI